As filed with the Securities and Exchange Commission on August 15, 2005

Registration No. 333-125940

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

National Financial Partners Corp.

(Exact name of registrant as specified in its charter)

Delaware	6411	13-4029115
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

787 Seventh Avenue, 11th Floor

New York, New York 10019

(212) 301-4000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Douglas W. Hammond, Esq.

Executive Vice President and General Counsel

National Financial Partners Corp.

787 Seventh Avenue, 11th Floor

New York, New York 10019

(212) 301-4000

(212) 301-4001 (facsimile)

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Phyllis G. Korff, Esq. Richard B. Aftanas, Esq. Skadden, Arps, Slate, Meagher & Flom LLP 4 Times Square New York, New York 10036 (212) 735-3000 (212) 735-2000 (facsimile)	Michael Groll, Esq. Robert S. Rachofsky, Esq. LeBoeuf, Lamb, Greene & MacRae LLP 125 West 55th Street New York, New York 10019 (212) 424-8000 (212) 424-8500 (facsimile)

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

National Financial Partners Corp, is filing this Amendment No. 2 to the Registration Statement on Form S-1 (File No. 333-125940) solely for the purpose of filing Exhibit 1.1 thereto, and no changes or additions are being made hereby to the prospectus that forms a part of the Registration Statement. Accordingly, the prospectus is being omitted from this filing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution.

The following table sets forth the costs, other than underwriting discounts and commissions, payable by us in connection with the sale of the common stock being registered. All amounts, except the SEC registration fee and the NASD filing fee, are estimates.

SEC registration fee	$37,495
NASD filing fee	32,356
Blue sky fees and expenses	10,000
Printing and engraving expenses	230,000
Legal fees and expenses	255,000
Accounting fees and expenses	120,000
Transfer agent and registrar fees	130,000
Miscellaneous	—

Total	$814,851

Item 14.    Indemnification of Directors and Officers.

Section 102 of the Delaware General Corporation Law, as amended, allows a corporation to eliminate the personal liability of a director of a corporation to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached his or her duty of loyalty to the corporation or its stockholders, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock purchase or redemption in violation of Delaware corporate law or obtained an improper personal benefit.

Section 145 of the Delaware General Corporation Law provides, among other things, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the corporation’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding. The power to indemnify applies (i) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding or (ii) if such person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of defense expenses (including attorneys’ fees, but excluding amounts paid in settlement) actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of the person’s duties to the corporation, unless a court believes that in light of all the circumstances indemnification should apply.

Section 174 of the Delaware General Corporation Law provides, among other things, that a director who willfully and negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption may be held liable for such actions. A director who was absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered on the books containing the minutes of the proceedings of the board of directors at the time the action occurred or immediately after the absent director receives notice of the unlawful acts.

Article Ninth of our Amended and Restated Certificate of Incorporation provides that our directors shall not be personally liable to us and our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to NFP or its stockholders;

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	under section 174 of the Delaware General Corporation Law regarding unlawful dividends and stock purchases; or

•	for any transaction from which the director derived an improper personal benefit.

Our by-laws provide that we may indemnify any person who is or was a director, officer or employee of our company to the fullest extent permitted by Delaware law. The indemnification provisions contained in our by-laws are not exclusive of any other rights to which a person may be entitled by law, agreement, vote of stockholders or disinterested directors or otherwise.

Pursuant to the underwriting agreement, in the form filed as an exhibit to this registration statement, the underwriters will agree to indemnify directors and officers of NFP and persons controlling NFP, within the meaning of the Securities Act, against certain liabilities that might arise out of or are based upon certain information furnished to us by any such underwriter.

Item 15.    Recent Sales of Unregistered Securities.

During the period from July 1, 2002 through August 1, 2005, we issued, or agreed to issue, 4,567,082 shares of our common stock with an aggregate value of approximately $122.5 million to principals in connection with the acquisition of firms. During the period from July 1, 2002 through June 1, 2005, we issued 794,130 shares of common stock with a value of approximately $23.2 million to principals related to the payment of contingent consideration and other.

During the period from July 1, 2002 through August 1, 2005, we granted principals of our firms options to purchase an aggregate of 450,252 shares of our common stock at a weighted average exercise price of approximately $18.45 per share under our 2000 and 2002 Stock Incentive Plans for Principals and Managers.

The issuances of common stock described in the preceding two paragraphs were made in reliance upon the exemption from registration under Section 4(2) of the Securities Act of 1933, as amended, and Regulation D promulgated thereunder, for transactions by an issuer not involving a public offering. We did not offer or sell the securities by any form of general solicitation or general advertising, informed each purchaser that the securities had not been registered under the Securities Act and were subject to restrictions on transfer, and made offers only to “accredited investors” within the meaning of Rule 501 of Regulation D and a limited number of sophisticated investors, each of whom we believed had the knowledge and experience in financial and business matters to evaluate the merits and risks of an investment in the securities and had access to the kind of information registration would provide.

During the period from July 1, 2002 through August 1, 2005, we have granted members of NFP’s board of directors, employees and management of NFP, NFPSI, NFPISI and our other subsidiaries, members of the advisory board of an acquired firm and consultants to NFP, options to purchase an aggregate of 847,147 shares of our common stock at a weighted average exercise price of approximately $20.85 per share under our 1998, 2000 and 2002 Stock Incentive Plans. These grants, which were made prior to the time we became a public company, were made in reliance upon the exemption from registration under Rule 701 of the Securities Act.

Item 16.    Exhibits and Financial Statement Schedules.

(a)    Exhibits.

Exhibit No.	Description

1.1	Form of Underwriting Agreement

2.1	Agreement and Plan of Merger, dated March 9, 2005, among National Financial Partners Corp., Blue Sky Acquisition Corp., Highland Capital Holding Corporation and the other parties names therein (incorporated by reference to Exhibit 2.1 to the Registrant’s Current Report on Form 8-K filed on March 10, 2005)*

3.1	Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1 (Amendment No. 4) (No. 333-105104) filed on September 15, 2003)*

3.2	Certificate of Amendment of Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form S-1 (Amendment No. 4) (No. 333-105104) filed on September 15, 2003)*

3.3	By-Laws (incorporated by reference to Exhibit 3.3 to the Registrant’s Registration Statement on Form S-1 (Amendment No. 4) (No. 333-105104) filed on September 15, 2003)*

4.1	Specimen common stock certificate (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1 (Amendment No. 4) (No. 333-105104) filed on September 15, 2003)*

4.2	Form of Second Amended and Restated Stockholders Agreement (incorporated by reference to Exhibit 4.2 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2003)*

4.3	Form of Lock-Up Agreement (incorporated by reference to Exhibit 4.3 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2003)*

5.1	Opinion of Douglas W. Hammond, Esq., Executive Vice President and General Counsel of the Registrant*

10.1	Credit Agreement, dated as of June 15, 2005, among National Financial Partners Corp., as Borrower, the several lenders from time to time parties thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and Bank of America, N.A., successor by merger to Fleet National Bank, as Syndication Agent (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on June 16, 2005)*

10.2a	Employment Agreement, amended and restated as of February 15, 2005, between National Financial Partners Corp. and Jessica M. Bibliowicz (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on February 18, 2005)*

10.2b	Form of Notice of Grant of Restricted Stock Units (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on February 18, 2005)*

10.2c	Form of Restricted Stock Unit Agreement, dated February 16, 2005, between National Financial Partners Corp. and Jessica M. Bibliowicz (incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed on February 18, 2005)*

10.3	Employment Agreement, effective January 1, 2003, of R. Bruce Callahan (incorporated by reference to Exhibit 10.3 to the Registrant’s Registration Statement on Form S-1 (Amendment No. 1) (No. 333-105104) filed on August 8, 2003)*

10.4	Employment Agreement, effective January 1, 2003, of Robert R. Carter (incorporated by reference to Exhibit 10.4 to the Registrant’s Registration Statement on Form S-1 (Amendment No. 1) (No. 333-105104) filed on August 8, 2003)*

10.5	Employment Agreement, dated November 1, 2003, of Jeffrey A. Montgomery (incorporated by reference to Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2003)*

Exhibit No.	Description

10.6a	Amended and Restated 2002 Stock Incentive Plan*

10.6b	Form of Notice of Grant of Restricted Stock Units under 2002 Stock Incentive Plan (incorporated by reference to Exhibit 10.16a to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2004)*

10.6c	Form of Restricted Stock Unit Agreement under 2002 Stock Incentive Plan (incorporated by reference to Exhibit 10.16b to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2004)*

10.7	Amended and Restated 2002 Stock Incentive Plan for Principals and Managers*

10.8	Amended and Restated 2000 Stock Incentive Plan*

10.9	Amended and Restated 2000 Stock Incentive Plan for Principals and Managers*

10.10	Amended and Restated 1998 Stock Incentive Plan for Principals and Managers*

10.11	Form of Senior Management and NFP Director Lockup Agreement Letter (incorporated by reference to Exhibit 10.10 to the Registrant’s Registration Statement on Form S-1 (Amendment No. 2) (No. 333-105104) filed on August 22, 2003)*

10.12	Form of NFP, NFPSI and NFPISI Employee Lockup Agreement Letter (incorporated by reference to Exhibit 10.11 to the Registrant’s Registration Statement on Form S-1 (Amendment No. 2) (No. 333-105104) filed on August 22, 2003)*

10.13	Agreement of Lease, dated as of September 9, 2004, and letter agreement thereto, dated as of September 28, 2004, by and among The Equitable Life Assurance Society of the United States and Elas Securities Acquisition Corp., as Landlord, and National Financial Partners Corp., as Tenant (incorporated by reference to Exhibit 10.9 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2004)*

10.14	Lease, dated August 19, 1993, by and between Prentiss Properties Acquisition Partners and NFP Insurance Services, Inc., as amended (incorporated by reference to Exhibit 10.7 to the Registrant’s Registration Statement on Form S-1 (Amendment No. 4) (No. 333-105104) filed on September 15, 2003)*

10.15	Lease, dated September 20, 2001, by and between Prentiss Properties Acquisition Partners and NFP Insurance Services, Inc., as amended (incorporated by reference to Exhibit 10.8 to the Registrant’s Registration Statement on Form S-1 (Amendment No. 3) (No. 333-105104) filed on August 29, 2003)*

10.16	Twelfth Amendment to Lease, dated January 1, 2002, by and between Prentiss Properties Acquisition Partners, L.P. and NFP Insurance Services, Inc. (incorporated by reference to Exhibit 10.7 to the Registrant’s Registration Statement on Form S-1 (Amendment No. 4) (No. 333-105104) filed on September 15, 2003)*

10.17	First Amendment to Lease, dated January 1, 2002, by and between Prentiss Properties Acquisition Partners, L.P. and NFP Insurance Services, Inc. (incorporated by reference to Exhibit 10.8 to the Registrant’s Registration Statement on Form S-1 (Amendment No. 3) (No. 333-105104) filed on August 29, 2003)*

21.1	Subsidiaries of the Registrant*

23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm*

23.2	Consent of Douglas W. Hammond, Esq. (included in Exhibit 5.1)*

24.1	Power of Attorney*

*	Previously filed

(b)  Financial Statements Schedules.

None.

Item 17.    Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)  For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(l) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)  For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 15th day of August 2005.

NATIONAL FINANCIAL PARTNERS CORP.

By:	/S/ JESSICA M. BIBLIOWICZ
Name: Jessica M. Bibliowicz Title: Chairman, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ JESSICA M. BIBLIOWICZ Jessica M. Bibliowicz	Chairman, President and Chief Executive Officer (Principal executive officer)	August 15, 2005

* Mark C. Biderman	Executive Vice President and Chief Financial Officer (Principal financial officer and Principal accounting officer)	August 15, 2005

* Stephanie W. Abramson	Director	August 15, 2005

* Arthur S. Ainsberg	Director	August 15, 2005

* Marc E. Becker	Director	August 15, 2005

* John A. Elliott	Director	August 15, 2005

* Shari Loessberg	Director	August 15, 2005

* Kenneth C. Mlekush	Director	August 15, 2005

* BY: /S/ JESSICA M. BIBLIOWICZ Jessica M. Bibliowicz Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Description

1.1	Form of Underwriting Agreement

2.1	Agreement and Plan of Merger, dated March 9, 2005, among National Financial Partners Corp., Blue Sky Acquisition Corp., Highland Capital Holding Corporation and the other parties names therein (incorporated by reference to Exhibit 2.1 to the Registrant’s Current Report on Form 8-K filed on March 10, 2005)*

3.1	Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1 (Amendment No. 4) (No. 333-105104) filed on September 15, 2003)*

3.2	Certificate of Amendment of Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form S-1 (Amendment No. 4) (No. 333-105104) filed on September 15, 2003)*

3.3	By-Laws (incorporated by reference to Exhibit 3.3 to the Registrant’s Registration Statement on Form S-1 (Amendment No. 4) (No. 333-105104) filed on September 15, 2003)*

4.1	Specimen common stock certificate (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1 (Amendment No. 4) (No. 333-105104) filed on September 15, 2003)*

4.2	Form of Second Amended and Restated Stockholders Agreement (incorporated by reference to Exhibit 4.2 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2003)*

4.3	Form of Lock-Up Agreement (incorporated by reference to Exhibit 4.3 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2003)*

5.1	Opinion of Douglas W. Hammond, Esq., Executive Vice President and General Counsel of the Registrant*

10.1	Credit Agreement, dated as of June 15, 2005, among National Financial Partners Corp., as Borrower, the several lenders from time to time parties thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and Bank of America, N.A., successor by merger to Fleet National Bank, as Syndication Agent (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on June 16, 2005)*

10.2a	Employment Agreement, amended and restated as of February 15, 2005, between National Financial Partners Corp. and Jessica M. Bibliowicz (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on February 18, 2005)*

10.2b	Form of Notice of Grant of Restricted Stock Units (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on February 18, 2005)*

10.2c	Form of Restricted Stock Unit Agreement, dated February 16, 2005, between National Financial Partners Corp. and Jessica M. Bibliowicz (incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed on February 18, 2005)*

10.3	Employment Agreement, effective January 1, 2003, of R. Bruce Callahan (incorporated by reference to Exhibit 10.3 to the Registrant’s Registration Statement on Form S-1 (Amendment No. 1) (No. 333-105104) filed on August 8, 2003)*

10.4	Employment Agreement, effective January 1, 2003, of Robert R. Carter (incorporated by reference to Exhibit 10.4 to the Registrant’s Registration Statement on Form S-1 (Amendment No. 1) (No. 333-105104) filed on August 8, 2003)*

10.5	Employment Agreement, dated November 1, 2003, of Jeffrey A. Montgomery (incorporated by reference to Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2003)*

Exhibit No.	Description

10.6a	Amended and Restated 2002 Stock Incentive Plan*

10.6b	Form of Notice of Grant of Restricted Stock Units under 2002 Stock Incentive Plan (incorporated by reference to Exhibit 10.16a to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2004)*

10.6c	Form of Restricted Stock Unit Agreement under 2002 Stock Incentive Plan (incorporated by reference to Exhibit 10.16b to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2004)*

10.7	Amended and Restated 2002 Stock Incentive Plan for Principals and Managers*

10.8	Amended and Restated 2000 Stock Incentive Plan*

10.9	Amended and Restated 2000 Stock Incentive Plan for Principals and Managers*

10.10	Amended and Restated 1998 Stock Incentive Plan for Principals and Managers*

10.11	Form of Senior Management and NFP Director Lockup Agreement Letter (incorporated by reference to Exhibit 10.10 to the Registrant’s Registration Statement on Form S-1 (Amendment No. 2) (No. 333-105104) filed on August 22, 2003)*

10.12	Form of NFP, NFPSI and NFPISI Employee Lockup Agreement Letter (incorporated by reference to Exhibit 10.11 to the Registrant’s Registration Statement on Form S-1 (Amendment No. 2) (No. 333-105104) filed on August 22, 2003)*

10.13	Agreement of Lease, dated as of September 9, 2004, and letter agreement thereto, dated as of September 28, 2004, by and among The Equitable Life Assurance Society of the United States and Elas Securities Acquisition Corp., as Landlord, and National Financial Partners Corp., as Tenant (incorporated by reference to Exhibit 10.9 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2004)*

10.14	Lease, dated August 19, 1993, by and between Prentiss Properties Acquisition Partners and NFP Insurance Services, Inc., as amended (incorporated by reference to Exhibit 10.7 to the Registrant’s Registration Statement on Form S-1 (Amendment No. 4) (No. 333-105104) filed on September 15, 2003)*

10.15	Lease, dated September 20, 2001, by and between Prentiss Properties Acquisition Partners and NFP Insurance Services, Inc., as amended (incorporated by reference to Exhibit 10.8 to the Registrant’s Registration Statement on Form S-1 (Amendment No. 3) (No. 333-105104) filed on August 29, 2003)*

10.16	Twelfth Amendment to Lease, dated January 1, 2002, by and between Prentiss Properties Acquisition Partners, L.P. and NFP Insurance Services, Inc. (incorporated by reference to Exhibit 10.7 to the Registrant’s Registration Statement on Form S-1 (Amendment No. 4) (No. 333-105104) filed on September 15, 2003)*

10.17	First Amendment to Lease, dated January 1, 2002, by and between Prentiss Properties Acquisition Partners, L.P. and NFP Insurance Services, Inc. (incorporated by reference to Exhibit 10.8 to the Registrant’s Registration Statement on Form S-1 (Amendment No. 3) (No. 333-105104) filed on August 29, 2003)*

21.1	Subsidiaries of the Registrant*

23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm*

23.2	Consent of Douglas W. Hammond, Esq. (included in Exhibit 5.1)*

24.1	Power of Attorney*

*	Previously filed

(b)  Financial Statements Schedules.

None.

2